Laboratory Corporation of America                  Compliance Software
-Registered Trademark-Holdings                     2835 East 3300 South
358 South Main Street                              Salt Lake City, UT 84109
Burlington, NC 27215                               Telephone: 801-463-6762
Telephone:  336-584-5171

FOR IMMEDIATE RELEASE
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CONTACT:  336-584-5171                             CONTACT:  801-463-6762
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Media - Cynthia Jay, ext. 6652                     Eric Quilter, ext. 115
Investors - Pamela Sherry, ext. 4855               Fax - 801-463-6792
Shareholder Direct - 800-LAB-0401                  WWW.COMPLIANCESOFT.COM
                  WWW.LABCORP.COM


  LABCORP-REGISTERED TRADEMARK-CHOOSES COMPLIANCE SOFTWARE TO PROVIDE
      NEW DRUG TESTING PROPRIETARY SOFTWARE FOR LABS AND CLIENTS


     Burlington, North Carolina and Salt Lake City, Utah -- February 24, 1999 -- Laboratory Corporation of America-Registered Trademark- Holdings (LabCorp-Registered Trademark-) (NYSE: LH), headquartered in Burlington, North Carolina, and Compliance Software, located in Salt Lake City, Utah, have signed a long-term, multi-year contract to provide LabCorp and its corporate clients with new drug testing software developed by Compliance Software.
     The software system will link the laboratory with the client and collection site through workstations placed in its patient service centers (PSCs). Manual handling of test collection information will now be performed electronically, such as the scheduling of collection events and updating the employer on the status of test collections. It will also integrate the breath alcohol and TesTcup-Registered Trademark- onsite testing systems with the lab and customers' reporting software.
     The number of corporations performing drug testing as part of their hiring process and to monitor the performance of their employees, especially those in safety-sensitive positions, is increasing. The dilemma for clients and the labs has been in keeping the testing records in order and in a form that meets certain government agency requirements. The new software licensing agreement will allow LabCorp to better meet these needs while improving reporting and communication with labs, medical review officers (MROs), and third-party administrators (TPAs). The software and proprietary network securely transfers, sorts and tabulates confidential drug testing information.
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     "We chose Compliance Software because it allows us to
offer comprehensive management tools for drug testing information," said Randy Simmons, senior vice president of LabCorp's occupational testing business. "With Compliance Software, we found one software vendor with a complete solution for every facet of the substance abuse testing, collection and reporting processes," he said. LabCorp will be the first major drug testing lab to take advantage of the complete and full value of the information network and software created by Compliance Software.
     "LabCorp has caught the vision of how one completely integrated technology solution can provide value across all disciplines in the drug testing industry," according to Eric Quilter, chief executive officer of Compliance Software. "The relationship demonstrates LabCorp's continued commitment to providing the highest level of quality service and best practices to its customers and business partners," he added.
     Compliance Software is the leading national provider of software and data processing services for the drug and alcohol testing industry. The six-year-old company sells a suite of specialized applications to employers and their vendors that make it easier to manage drug testing. Its clients include hundreds of the largest public and private employers in the United States.
     Laboratory Corporation of America-Registered Trademark-Holdings (LabCorp-Registered Trademark-) is a national clinical laboratory with annual revenues of $1.6 billion in 1998. With more than 18,000 employees and over 200,000 clients nationwide, the company offers more than 2,000 clinical tests, ranging from simple blood analyses to more sophisticated technologies. Its occupational testing unit operates the largest drugs-of-abuse testing network in the United States. In addition to the major testing sites, the Center for Molecular Biology and Pathology, LabCorp's leading-edge esoteric testing facility located in Research Triangle Park, North Carolina, develops applications for polymerase chain reaction (PCR) technology, a revolutionary technique used to produce some of the most sensitive diagnostic tests ever developed. LabCorp's clients include physicians, state and federal governments, managed care organizations, hospitals, clinics, pharmaceutical and many Fortune 1000 companies, and other clinical laboratories.
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